Exhibit 10.1

VERTEX ENERGY, INC.
CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made this 3rd day of October 2014 (the “Effective Date”), by and between Vertex Energy, Inc., a Nevada corporation (the “Company”), and Timothy C. Harvey, an individual, who also currently serves on the Board of Directors of the Company (the “Consultant”) (each of Company and Consultant is referred to herein as a “Party,” and collectively referred to herein as the “Parties”).

W I T N E S S E T H:

WHEREAS, the Company desires to obtain the services of Consultant, and Consultant desires to provide consulting services to the Company upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises, the agreements herein contained and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as of the Effective Date as follows:

ARTICLE I.

ENGAGEMENT; TERM; DUTIES; INDEPENDENT CONTRACTOR

1.1.         Services. Pursuant to the terms and conditions hereinafter set forth, the Company hereby engages Consultant, and Consultant hereby accepts such engagement, to provide consulting services to the Company in connection with (a) overseeing the Company’s trading and selling of finished products; and (b) assisting the Company with finding the best markets for the products from each of the Company’s facilities (the “Services”) for a period of twelve (12) months beginning on the Effective Date (the “Initial Term”); provided that this Agreement shall automatically extend for additional one (1) month periods after the Initial Term (each an “Automatic Renewal Term”) until such time as either Party has provided the other at least thirty (30) days written notice of their intention to terminate this Agreement (such total term of this Agreement including, as applicable, the Initial Term and all Automatic Renewal Terms, the “Term”).

1.2.         Allocation of Time and Energies.  The Consultant hereby promises to perform and discharge faithfully the Services which may be requested from the Consultant from time to time by the officers and duly authorized representatives of the Company.  The Consultant shall provide the Services required hereunder in a diligent and professional manner.

1.3.         Independent Contractor.

1.3.1           It is the express intention of the Company and Consultant that Consultant perform the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent or employee of the Company. Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority in connection with the Services. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement. Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income. The Company and Consultant agree that Consultant will receive no Company-sponsored benefits from the Company pursuant to this Agreement.

1.3.2           The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Consultant under the terms of this Agreement. Consultant agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Consultant agrees to indemnify and hold harmless the Company and its affiliates and their directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising from or in connection with (i) any obligation imposed on the Company to pay withholding taxes or similar items, or (ii) any determination by a court or agency that the Consultant is not an independent contractor pursuant to this Agreement.

ARTICLE II.

COMPENSATION

2.1.        Compensation.  So long as this Agreement remains in effect, for all Services rendered by Consultant hereunder and all covenants and conditions undertaken by the Parties pursuant to this Agreement, the Company shall pay, and Consultant shall accept, as compensation, $10,000 per month, payable monthly in arrears in cash. In addition, within thirty (30) days of the Effective Date, the Board of Directors of the Company shall approve the grant to the Consultant of an option to acquire up to 75,000 shares of the Company’s common stock, with an exercise price equal to the fair market value of the Company’s common stock on the date approved by the Board of Directors of the Company, which shall vest to the Consultant at the rate of 1/4th of such options per year, provided that the Consultant remains engaged as a consultant of the Company, an employee, or as a member of the Board of Directors of the Company on such vesting dates. The options granted hereunder shall be subject in all cases to the terms and conditions of the Company’s 2013 Stock Incentive Plan and shall be evidenced by the Company’s standard form of option agreement to be prepared by the Company and provided to the Consultant promptly after approval of the grant of the options by the Board of Directors of the Company.

ARTICLE III.

TERMINATION

3.1.        Termination.  This Agreement shall terminate on the earliest to occur of the following:

3.1.1           The end of the Term;

3.1.2           The mutual consent of both Parties to terminate this Agreement; or

3.1.3           Upon either Party providing thirty (30) days written notice to the non-terminating Party.

3.2.        “Termination Date” shall mean the date on which Consultant’s engagement with the Company hereunder is actually terminated.

3.2.1           Effect of Termination.  In the event that Consultant’s engagement hereunder is terminated in accordance with the provisions of this Agreement, Consultant shall be entitled to only the amount of consideration accrued and unpaid to Consultant through the Termination Date.

3.2.2           Upon termination of Consultant’s engagement hereunder, or on demand by the Company during the term of this Agreement, Consultant will immediately deliver to the Company, and will not keep in his possession, recreate or deliver to anyone else, any and all Company property, as well as all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, photographs, charts, all documents and property, and reproductions of any of the aforementioned items that were developed by Consultant pursuant to his engagement with the Company pursuant to this Agreement, obtained by Consultant in connection with his engagement with the Company hereunder, or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to this Agreement, except to the extent held by the Consultant as a member of the Board of Directors of the Company, provided that the Consultant continues to serve as a member of the Board of Directors of the Company on such termination date.

ARTICLE IV.

CONFIDENTIAL/TRADE SECRET INFORMATION

4.1.        Confidential/Trade Secret Information/Non-Disclosure.

4.1.1           Confidential/Trade Secret Information Defined.  During the course of Consultant’s engagement, Consultant will have access to various Confidential/Trade Secret Information of the Company and information developed for the Company.  For purposes of this Agreement, the term “Confidential/Trade Secret Information” is information that is not generally known to the public and, as a result, is of economic benefit to the Company in the conduct of its business, and the business of the Company’s subsidiaries.  Consultant and the Company agree that the term “Confidential/Trade Secret Information” includes but is not limited to all information developed or obtained by the Company, including its affiliates, and predecessors, and comprising the following items, whether or not such items have been reduced to tangible form (e.g., physical writing, computer hard drive, disk, tape, etc.):  all methods, techniques, processes, ideas, research and development, product designs, engineering designs, plans, models, production plans, business plans, add-on features, trade names, service marks, slogans, forms, pricing structures, menus, business forms, marketing programs and plans, layouts and designs, financial structures, operational methods and tactics, cost information, the identity of and/or contractual arrangements with suppliers and/or vendors, accounting procedures, and any document, record or other information of the Company relating to the above.  Confidential/Trade Secret Information includes not only information directly belonging to the Company which existed before the date of this Agreement, but also information developed by Consultant for the Company, including its subsidiaries, affiliates and predecessors, during the term of Consultant’s engagement with the Company.  Confidential/Trade Secret Information does not include any information which (a) was in the lawful and unrestricted possession of Consultant prior to its disclosure to Consultant by the Company, its subsidiaries, affiliates or predecessors, (b) is or becomes generally available to the public by lawful acts other than those of Consultant after receiving it, or (c) has been received lawfully and in good faith by Consultant from a third party who is not and has never been a Consultant of the Company, its subsidiaries, affiliates or predecessors, and who did not derive it from the Company, its subsidiaries, affiliates or predecessors.

4.1.2           Restriction on Use of Confidential/Trade Secret Information.  Consultant agrees that his use of Confidential/Trade Secret Information is subject to the following restrictions for an indefinite period of time so long as the Confidential/Trade Secret Information has not become generally known to the public:

(i)               Non-Disclosure.  Consultant agrees that he will not publish or disclose, or allow to be published or disclosed, Confidential/Trade Secret Information to any person without the prior written authorization of the Company unless pursuant to or in connection with Consultant’s job duties to the Company under this Agreement; and

(ii)              Non-Removal/Surrender.  Consultant agrees that he will not remove any Confidential/Trade Secret Information from the offices of the Company or the premises of any facility in which the Consultant is performing Services, except pursuant to his duties under this Agreement.  Consultant further agrees that he shall surrender to the Company all documents and materials in his possession or control which contain Confidential/Trade Secret Information and which are the property of the Company upon the termination of his engagement with the Company, and that he shall not thereafter retain any copies of any such materials.

4.1.3           Prohibition Against Unfair Competition/ Non-Solicitation of Customers.  Consultant agrees that at no time after his engagement with the Company will he engage in competition with the Company while making any use of the Confidential/Trade Secret Information, or otherwise exploit or make use of the Confidential/Trade Secret Information. Consultant agrees that during the six-month period following the Termination Date, he will not directly or indirectly accept or solicit, in any capacity, the business of any customer of the Company with whom Consultant worked or otherwise had access to the Confidential/Trade Secret Information pertaining to the Company’s business with such customer during the last year of Consultant’s engagement with the Company, or solicit, directly or indirectly, or encourage any of the Company’s customers or suppliers to terminate their business relationship with the Company, or otherwise interfere with such business relationships.

4.2.           Non-Solicitation of Employees.  Consultant agrees that during the six-month period following the Termination Date, he shall not, directly or indirectly, solicit or otherwise encourage any employees of the Company to leave the employ of the Company, or solicit, directly or indirectly, any of the Company’s employees for engagement.

4.3.           Breach of Provisions.  If Consultant materially breaches any of the provisions of this Article IV, or in the event that any such breach is threatened by Consultant, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this Article IV.

4.4.           Reasonable Restrictions.  The Parties acknowledge that the foregoing restrictions, as well as the duration and the territorial scope thereof as set forth in this Article IV, are under all of the circumstances reasonable and necessary for the protection of the Company and its business.

4.5.           Specific Performance.  Consultant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of the Section hereof would be inadequate and, in recognition of this fact, Consultant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

ARTICLE V.

WORK PRODUCT

5.1.           Consultant hereby agrees that all information, materials, tools, data, inventions, ideas, writings and other property, including, without limitation any improvements or modifications, whether or not copyrightable, created or adapted by him, whether alone or in conjunction with any other person, firm or corporation (hereinafter referred to as “Person”) arising out of or created in connection with Services, provided for the Company hereunder or as a result of such Services (the “Work Product”), whether or not eligible for patent, copyright, trademark, trade secret or other legal protection, shall be “work made for hire” for the Company within the meaning of the United States Copyright Act of 1976 and for all other purposes and as such, the sole and exclusive property of the Company.

5.2.           Consultant acknowledges that the Company in its sole discretion shall have the right to license the Work Product or any portion thereof, and/or incorporate the Work Product or any portion thereof into the Company’s products, for use by other licensees or clients of the Company.

5.3.           Consultant hereby assigns exclusively to the Company in perpetuity, all right, title and interest of any kind whatsoever, in and to the Work Product, including any and all patents, patent rights, trademarks, mask work rights, trade secrets, rights of priority, copyrights and other proprietary rights thereto (and the exclusive right to register copyrights, patents, trademarks and other rights), and represents and warrants that Consultant has not previously assigned such rights or any portion thereof to any other Person.  Accordingly, all rights in and to the Work Product, including any materials derived therefrom or based thereon and regardless of whether any such Work Product is actually used by the Company, shall from its creation be owned exclusively by the Company and Consultant will not have or claim to have any rights of any kind whatsoever in such Work Product. Without limiting the generality of the foregoing, Consultant will not make any use of any of the Work Product in any manner whatsoever without the Company’s prior written consent.

5.4.           Consultant represents and warrants that the Work Product provided by him hereunder will be original works created by him or a third party and not previously published in any form and that the use by the Company of the Work Product will not violate or infringe on any copyright or other proprietary or privacy right of any other Person and that the Company will have the right to use the Work Product in perpetuity without obligation to any Person. In the event of any breach of this representation and warranty, Consultant agrees to indemnify the Company and hold it harmless from and against any and all claims, costs, liabilities and expenses incurred by it as a result of such breach.

5.5.           In some jurisdictions, Consultant may have a right, title, or interest (“Right,” including without limitation all right, title, and interest arising under patent law, copyright law, trade-secret law, or otherwise, anywhere in the world, including the right to sue for present or past infringement) in certain Work Product that cannot be automatically owned by the Company.  In that case, if applicable law permits Consultant to assign Consultant’s Right(s) in future Work Product at this time, then Consultant hereby assigns any and all such Right(s) to the Company, without additional compensation to Consultant; if not, then Consultant agrees to assign any and all such Right(s) in any such future Work Product to the Company or its nominee(s) upon request, without additional compensation to Consultant.

5.6.           The Consultant waives the Consultant’s moral rights to any and all copyrights subsisting in the Work Product. If required by the Company, the Consultant also agrees to sign, and to cause the Consultant’s employees and subcontractors to sign, any applications or other documents the Company may reasonably request: (a) to obtain or maintain patent, copyright, industrial design, trade-mark or other similar protection for the Work Product, (b) to transfer ownership of the Work Product to the Company, and (c) to assist the Company in any proceeding necessary to protect and preserve the Work Product. The Company will pay for all expenses associated with preparing and filing such documents.

ARTICLE VI.

MISCELLANEOUS

6.1.           Indemnification.  Consultant shall be fully indemnified by the Company for all actions taken while providing Services to the Company, except for any actions of gross negligence, willful misconduct or taken in bad faith.

6.2.           Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, heirs, successors and assigns.  Consultant may not assign any of his rights or obligations under this Agreement.  The Company may assign its rights and obligations under this Agreement to any successor entity.

6.3.           Notices.  Any notice provided for herein shall be in writing and shall be deemed to have been given or made (a) when personally delivered or (b) when sent by telecopier and confirmed within 48 hours by letter mailed or delivered to the Party to be notified at its or his address set forth herein; or three (3) days after being sent by registered or certified mail, return receipt requested (or by equivalent currier with delivery documentation such as FEDEX or UPS) to the address of the other Party set forth or to such other address as may be specified by notice given in accordance with this Section 6.3:

If to the Company:	Vertex Energy, Inc. 1331 Gemini , Suite 103 Houston, Texas 77058 Telephone: ___________ Facsimile: ___________ Attention: _____________

If to the Consultant:	Timothy C. Harvey ___________________ ___________________ Telephone: ___________ Facsimile: ___________ Attention: _____________

6.4.           Severability.  If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein.  In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the Parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

6.5.           Waiver.  No waiver by a Party of a breach or default hereunder by the other Party shall be considered valid, unless expressed in a writing signed by such first Party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.

6.6.           Entire Agreement.  This Agreement sets forth the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements between the Company and Consultant, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement.  This Agreement does not constitute a commitment of the Company with regard to Consultant’s engagement, express or implied, other than to the extent expressly provided for herein.

6.7.           Amendment.  No modification, change or amendment of this Agreement or any of its provisions shall be valid, unless in a writing signed by the Parties and approved by the Compensation Committee.

6.8.           Relationship.  This Agreement shall not create an employee/employer relationship between the Parties, and the Parties agree that the Consultant is merely serving as a consultant to and not an employee of the Company. The Company acknowledges that Consultant may have other business and advisory interests outside the scope of the responsibilities included in this Agreement including providing consulting services for, owning or operating, serving on the board of directors of and/or as officers of other companies and that Consultant may attend to such other interests during regular business hours.

6.9.           Authority.  The Parties each represent and warrant that it/he has the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.

6.10.           Attorneys’ Fees.  If either Party hereto commences an action against the other Party to enforce any of the terms hereof or because of the breach by such other Party of any of the terms hereof, the prevailing Party shall be entitled, in addition to any other relief granted, to all actual out-of-pocket costs and expenses incurred by such prevailing Party in connection with such action, including, without limitation, all reasonable attorneys’ fees, and a right to such costs and expenses shall be deemed to have accrued upon the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment.

6.11.           Captions.  The captions, headings and titles of the sections of this Agreement are inserted merely for convenience and ease of reference and shall not affect or modify the meaning of any of the terms, covenants or conditions of this Agreement.

6.12.           Governing Law.  This Agreement, and all of the rights and obligations of the Parties in connection with the relationship established hereby, shall be governed by and construed in accordance with the substantive laws of the State of Texas without giving effect to principles relating to conflicts of law. In the event of a dispute concerning this Agreement, the Parties agree that venue lies in a court of competent jurisdiction in Harris County, Texas.

6.13.           Survival.  The termination of Consultant’s engagement with the Company pursuant to the provisions of this Agreement shall not affect Consultant’s obligations to the Company hereunder which by the nature thereof are intended to survive any such termination, including, without limitation, Consultant’s obligations under Articles IV and V of this Agreement.

6.14.           Legal Counsel. Consultant acknowledges and warrants that (A) he has been advised that Consultant’s interests may be different from the Company’s interests, (B) he has been afforded a reasonable opportunity to review this Agreement, to understand its terms and to discuss it with an attorney and/or financial advisor of his choice and (C) he knowingly and voluntarily entered into this Agreement. The Company and Consultant shall each bear their own costs and expenses in connection with the negotiation and execution of this Agreement.

6.15.           Electronic Signatures and Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .peg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re execute the original form of this Agreement and deliver such form to all other Parties. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

6.16.           Interpretation.  When used in this Agreement, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) “including” means including without limitation; (iv) words in the singular include the plural and words in the plural include the singular; (v) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vi) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof; (vii) references contained herein to Article, Section, Schedule and Exhibit, as applicable, are references to Articles, Sections, Schedules and Exhibits in this Agreement unless otherwise specified; and (viii) references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form, including, but not limited to email.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

“COMPANY“	VERTEX ENERGY, INC., a Nevada corporation By: /s/ Chris Carlson Name: Chris Carlson Title: CFO
“CONSULTANT“	/s/ Timothy C. Harvey Timothy C. Harvey